                                                                   EXHIBIT 11.1

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                                Year Ended December 31,
                                                                                -----------------------
                                                                        2001             2000              1999
                                                                        ----                               ----
Weighted average Shares of Common Stock
outstanding during the year .......................................  1,827,778        1,773,888         1,712,357

Shares of Common Stock issuable in connection
with assumed exercise of options under the
treasury stock method .............................................     42,487           61,562           102,171
                                                                     ---------        ---------        ----------

TOTAL .............................................................  1,870,265        1,835,450         1,814,528
                                                                     =========        =========        ==========

Net Income ........................................................  6,494,837        1,044,219         1,293,186
                                                                     =========        =========        ==========

Per Share amount--Primary/Basic ................................... $     3.55       $     0.59        $     0.76

Per Share amount--Diluted ......................................... $     3.47       $     0.57        $     0.71